Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture and Subsidiary Guarantee, dated as of July 29, 2021 (this “Supplemental Indenture” or “Subsidiary Guarantee”), among Data Foundry, LLC, a Texas limited liability company (the “New Guarantor”), Switch, Ltd. (together with its successors and assigns, the “Company”) and U.S. Bank National Association, as Trustee, paying agent and registrar under such Indenture.
W I T N E S S E T H:
WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of September 17, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 3.75% Senior Notes due 2028 of the Company (the “Notes”);
WHEREAS, Section 4.15 of the Indenture provides that in certain circumstances the Company may be required to cause certain Restricted Subsidiaries of the Company to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Subsidiary Guarantor.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
Definitions
SECTION 1.1    Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
Agreement to be Bound; Guarantee
SECTION 2.1    Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary

Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, subject to the release provisions and other limitations set forth in the Indenture.
ARTICLE III
Miscellaneous
SECTION 3.1    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 3.2    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 3.3    Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Subsidiary Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the New Guarantor and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters.
SECTION 3.4    Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 3.5    Headings. The headings of the Articles and the sections in this Subsidiary Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
SWITCH, LTD.
By:    /s/ Gabriel Nacht
Name: Gabriel Nacht
Title: Chief Financial Officer
DATA FOUNDRY, LLC,
as a Guarantor
By:    /s/ Gabriel Nacht
Name: Gabriel Nacht
Title: Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By:    /s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President